Exhibit 99.2

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of Old SES’s consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related notes as set forth in Exhibit 99.1 of this Current Report on Form 8-K/A (this “Current Report”). The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those express or implied in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Note Regarding Forward-Looking Statements” below and “Risk Factors.” which are included in this Current Report. Unless the context otherwise requires, all references in this section to the “Company”, “SES”, “we,” “our” or “us” refer to Old SES .

Cautionary Note Regarding Forward Looking Statements

All statements other than statements of historical fact included in this Current Report including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this Current Report, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

SES is engaged in the development and production of high-performance, hybrid Li-Metal rechargeable battery technology for EVs and other applications. Since our founding in 2012, we have been committed to developing the world’s most advanced EV batteries. Our Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective, large-scale manufacturability of conventional Li-ion batteries.

We are a pre-commercialization stage company with no revenue to date. We have incurred the following net losses for the periods noted:

•	$31.3 million for year ended December 31, 2021; and

•	$13.9 million for year ended December 31, 2020.

We have an accumulated deficit of approximately $94.3 million from our inception through December 31, 2021.

Key Trends, Opportunities and Uncertainties

As a pre-commercialization stage company, we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed below and in the section titled “Risk Factors” appearing in “Item 1. Business” included in this Current Report.

Partnering with Industry-Leading OEMs

We have maintained a strong partnership with General Motors (“GM”) since 2015, when GM led our Series B financing, and since then, GM has invested approximately $70.0 million in our Company, including its commitment in the PIPE Financing. GM is one of the world’s largest car companies, and has voiced its desire to be a leader in EVs. GM has announced plans to launch more than 30 new EV models by 2025 and only sell zero-emission vehicles by 2035. Our collaboration initially involved close technical and research and development collaboration on SES’s battery technology. In February 2021, we entered into a joint development agreement (“JDA”) with GM, valued at over $50.0 million, under which we will work with GM to develop an A-Sample battery cell with a capacity of almost 100 Ah. During the year ended December 31, 2021, we invoiced $14.0 million pursuant to the terms of the JDA and recorded this as a credit to research and development expense in our consolidated statement of operations and comprehensive loss. For more information on the GM entities party to the transaction, see “Certain Relationships and Related Transactions — SES Related Person Transactions — GM Joint Development Agreement” included in this Current Report.

We have also fostered a partnership with Hyundai, another global automobile leader. In December 2020, we entered into a pre-A sample JDA with Hyundai. In May 2021, Hyundai made an investment of $50.0 million in our Series D plus funding round and signed an A-Sample JDA, under which we and Hyundai are collaborating to develop an A-Sample battery cell. During the year ended December 31, 2021, we invoiced $1.6 million pursuant to the terms of the JDA and recorded this as a credit to research and development expense in our consolidated statement of operations and comprehensive loss. We believe the Hyundai JDAs align our interests with those of Hyundai and will facilitate further collaboration in designing and developing our technology and products. Hyundai has also purchased $50.0 million of New SES Class A common stock in the PIPE Financing.

In December 2021, Honda became the third global automobile leader to enter into an A-Sample JDA with us. Honda purchased $75 million of New Class A common stock in the PIPE Financing as the single largest PIPE Financing investor.

The JDAs with GM, Hyundai and Honda do not represent commitments by these manufacturers to purchase our Li-Metal battery cells and are focused only on development. Although the JDAs have set timeframes for the attainment of certain development milestones, these timeframes are objectives only and may be subject to ongoing elaboration and change by the parties. The JDAs also do not prohibit GM, Hyundai, Honda or SES from entering into new agreements with other automobile companies.

We believe that our products will experience swift market adoption due to our current strategic partnerships with global leading OEMs GM, Hyundai and Honda. We plan to collaborate with other OEMs to expedite such adoption and increase market acceptance of our hybrid Li-Metal battery over time. We also expect to form strategic joint ventures with one or more battery makers or OEMs to support build-out of our Expansion I Facility.

Product and Manufacturing Process Development

Our product development activities concentrate on making further improvements to our battery technology, including improvements to battery performance and cost. Major development efforts include, but not limited to:

•

Scale-up: Our design is further being customized with and validated by several OEMs. Based on our collaborations with OEMs, we believe that a roughly 100 Ah cell-size manufactured at GWh scale (five to seven cells-per-minute) is needed to achieve commercialization in EVs at a large, global scale. We are developing processes and equipment to scale up the manufacturing of current cell design from three to nine Ah capacity to approximately 100 Ah.

•

Module and pack design: Li-Metal cells must be integrated into modules and packs as part of their integration into vehicles. We have active development in integration of our Li-Metal cells in modules to ensure that our hybrid Li-Metal cells perform as intended once they are integrated into modules and vehicles.

•

Advanced AI software and battery management systems: Software is critical to ongoing monitoring of battery health and safety. We continue to develop advanced AI algorithms to diagnose battery cell-related health issues, develop advanced control algorithms and charging methods to enhance cycle life and safety, and port such software on to a BMS that could be integrated into a battery pack.

•

Advanced materials and coatings: We continue to research and develop advanced electrolyte and anodes to further improve cycle life and safety. In addition, we also continue to develop novel methods of laminating or depositing lithium metal anode that can be deployed at commercial GWh scale.

•

Cathode materials and design: We develop our hybrid Li-Metal cells for a variety of different cathode materials, cathode design and cathode processing methods that can provide ultra-high energy density and/or significant cost-reduction.

•

Lithium metal recycling: Along with other battery components that are already being recycled today, Li-Metal foil will also need to be recycled in the future. We continue to explore methods of recycling that are productive and cost-effective.

With 56 granted patents, 61 pending patent applications as of December 31, 2021 and nine years of research and development experience, we have a history of technological innovation. We have a strong research and development team, including employees with expertise in all aspects of the development process, including materials science, chemistry, engineering and software. We intend to make significant investments in research and development and the recruitment of top technical and engineering talent to improve our battery technology. As we grow our team, the size of our Pilot Facility, our materials consumption and the rate of cash utilization as a function of time will also increase significantly.

Commercialization

We are currently working to develop and produce A-Sample batteries with specifications required by OEMs for their EVs, with the goal of enabling commercial production in 2025. We will continue to enhance our production processes to enable volume manufacturing in a cost-effective manner. We expect to complete our 1 GWh Pilot Facility by 2023, followed by a 10 GWh joint venture plant, which is expected to be built in 2023 and 2024 and operational by 2025 and to ramp up to 30 GWh by 2027 (our Expansion I Facility). Additionally, we expect to complete a 30 GWh facility in 2026 that will ramp to 70 GWh by 2028 (our Expansion II Facility), which would represent an additional expansion of our existing facilities. In total, we expect to have more than 100 GWh of capacity by 2028.

Competition

The battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like SES. We acknowledge that the incumbents and other emerging entrants may have greater resources to invest in advancing their technologies, access to more potential customers, or strategic relationships with OEMs (or other third parties) that may give them a competitive edge. We further acknowledge that these disparities, where they exist, have the potential to harm our business, results of operations or financial condition.

Capital Needs

We have incurred net losses and negative cash flows from operations since our inception. Assuming we experience no significant delays in the research and development of our hybrid Li-Metal battery, we believe that our cash resources will be sufficient to fund the creation of our Pilot Facility and the majority of our Expansion I Facility. For more information, see “—Liquidity and Capital Resources” below.

Government Regulation and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, factory safety and disposal of hazardous materials. We will ultimately have to comply with these regulations to sell our batteries into the market. For more information, see “Risk Factors—Risks Relating to our Business and Industry—Risks Relating to Regulation and Legal Compliance” discussing regulations and regulatory risks related to export controls (including our export controls compliance program), environmental, health and safety, anti-corruption, anti-bribery, data collection, trade and tax law compliance in this Current Report.

Impact of COVID-19

Since the emergence of a novel strain of coronavirus (“COVID-19”) in December 2019, the pandemic has caused general business disruption throughout the United States and worldwide. The effects and potential effects of COVID-19, include, but are not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and has created significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain at levels that do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID-19, delays in EV manufacturers’ schedule to full commercial production of EVs, as well as disruptions to these supply chains, among other negative effects.

The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect our start-up and manufacturing plans

Following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work, since January 1, 2021, we have ramped up research and development hiring and increased our investment in in-person work. Currently, we anticipate that research and development expenses will increase significantly for the foreseeable future as a result of additional hiring of scientists, engineers and technicians and investment in additional plant and equipment for product development, building prototypes and testing of battery cells. However, measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, we have to limit the number of employees and contractors at any research and development or manufacturing facility at a given time, it could cause a delay in our development, testing and manufacturing efforts and a delay in our product schedule. If our workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, our operations will be adversely affected.

We continue to monitor closely the impact of COVID-19 on all aspects of our business and geographies, including its impact on our employees, suppliers, business partners and potential eventual distribution channels and customers. The extent to which the COVID-19 pandemic may continue to affect our business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect to our business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to EV purchases and other governmental support programs. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.

Basis of Presentation

Our historical results are reported under U.S. Generally Accepted Accounting Principles (“GAAP”) and in U.S. dollars. Currently, we conduct our business through one operating segment. For more information about our basis of presentation, refer to Note 2 in our accompanying audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020.

Components of Results of Operations

We are an early-stage growth company in the pre-commercialization stage of development. We have not generated any revenue from sales to customers, and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on the successful development of our products. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.

Research and Development

Research and development expenses consist primarily of costs incurred for salaries and personnel-related expenses, including stock-based compensation expense, for scientists, experienced engineers and technicians including the material and supplies used in product research and development, process engineering efforts and testing, as well as payments to consultants, patent related legal costs, depreciation, and allocated facilities and information technology costs. As we attempt to develop a battery cell with acceptable performance, yields and costs, we anticipate that research and development and related expenses will increase significantly for the foreseeable future as a result of additional hiring of scientists, engineers and technicians and investment in additional plant and equipment for product development, building prototypes and testing of battery cells.

General and Administrative

General and administrative expenses consist primarily of costs incurred for salaries and personnel-related expenses, including stock-based compensation expense, for our finance, legal and human resource functions, expenses for director and officer insurance, outside contractor and professional service fees, audit and compliance expenses, legal, accounting and other advisory services, as well as allocated facilities and information technology costs including depreciation. We are rapidly expanding our personnel headcount, in anticipation of planning for and supporting our growth and operating as a public company. Accordingly, we expect our general and administrative expenses to increase significantly in the near term and for the foreseeable future.

Upon commencement of commercial operations, we also expect to incur customer and sales support and advertising costs.

Interest income

Interest income primarily consists of interest earned on our cash and cash equivalents, which are primarily invested in money market funds and interest income from short-term investments, which are primarily invested in corporate bonds and mutual funds.

Other (expense) income, net

Other (expense) income, net consists primarily of foreign exchange gains or losses and forgiveness of the unsecured note payable under Paycheck Protection Program (“PPP”) established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”).

Provision for Income Taxes

Provision for income taxes consists of an estimate for state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a full valuation allowance against our net deferred tax assets because we believe it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the years ended December 31, 2021, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated (amounts in thousands):

	Year Ended December 31			2021 vs. 2020		2020 vs. 2019
	2021	2020	2019	$ Change	% Change	$ Change	% Change
Operating expenses:
Research and development	$15,514	$9,443	$10,514	$6,071	64%	$(1,071)	(10)%
General and administrative	16,492	4,460	4,776	12,032	270%	(316)	(7)%

Total operating expenses	32,006	13,903	15,290	18,103	130%	(1,387)	(9)%

Loss from operations	(32,006)	(13,903)	(15,290)	18,103	130%	(1,387)	(9)%

Other income (expense):
Interest income	248	76	684	172	226%	(608)	(89)%
Other (expense) income, net	528	(55)	12	583	nm (1)	(67)	(558)%

Total other income, net	776	21	696	755	nm (1)	(675)	(97)%

Loss before income taxes	(31,230)	(13,882)	(14,594)	(17,348)	125%	712	(5)%
Provision for income taxes	(25)	(7)	(108)	(18)	257%	101	(94)%

Net loss	(31,255)	(13,889)	(14,702)	(17,366)	125%	813	(6)%

Other comprehensive income (loss):
Foreign currency translation adjustment	234	188	(62)	46	24%	250	(403)%

Total comprehensive loss	$(31,021)	$(13,701)	$(14,764)	$(17,320)	126%	$1,063	(7)%

(1)	“nm” means not meaningful.

Operating Expenses: Research and Development

Research and development expenses increased $6.1 million, or 64%, to $15.5 million for the year ended December 31, 2021, from $9.4 million for the year ended December 31, 2020. The increase primarily resulted from the $3.0 million increase in personnel cost mainly attributable to our growth in headcount in support of our ongoing research and development efforts of battery cell development, following the re-opening of non-essential businesses and the easing of restrictions on non-essential in-person work stemming from the COVID-19 pandemic and $2.0 million increase in expenses for lab consumables and material supplies related to our increased research and development activities during the year ended December 31, 2021. An additional driver was a $1.1 million increase in professional fees, outside services, facility and office expenses related to our ongoing research and development activities for the year ended December 31, 2021.

Research and development expenses decreased $1.1 million, or 10%, to $9.4 million for the year ended December 31, 2020, from $10.5 million for the year ended December 31, 2019. The decrease primarily resulted from the $0.3 million decrease in personnel cost, a decrease of $0.9 million in lab consumables and material supplies to support research and development of battery cell development, a $0.4 million decrease in travel- related expenses and a $0.1 million decrease in other miscellaneous expenses such as professional fees, outside services, facility and office expenses related to research and development. These decreases in expense were mainly attributable to the impact of global COVID-19 pandemic, which caused us to modify our operational plans and reduce employee compensation and employee travel, recommend that all non-essential personnel work from home, and reduce in-person participation in research and development activities. We also were required to implement additional safety protocols for essential workers, which resulted in delays in the timing of project execution. The reduced expenses from lower operational activities in 2020 were partially offset by an increase of $0.6 million related to depreciation and amortization of manufacturing facility located in Shanghai, China which was put in service in early 2020.

Operating Expenses: General and Administrative

General and administrative expenses increased $12.0 million, or 270%, to $16.5 million for the year ended December 31, 2021, from $4.5 million for the year ended December 31, 2020. The increase in general and administrative expenses primarily resulted from a $5.6 million increase attributable to our growth in headcount in preparation for operating as a public company, a $3.2 million increase in professional fees and outside services associated with external consulting, legal and accounting services, a $2.9 million increase in marketing and public relations, a $0.3 million increase in facility and office expenses during the year ended December 31, 2021.

General and administrative expenses decreased $0.3 million, or 7%, to $4.5 million for the year ended December 31, 2020, from $4.8 million for the year ended December 31, 2019. The decrease in general and administrative expenses of $0.3 million was primarily attributable to lower legal expenses to acquire certain patents for the purpose of maintaining our competitive advantage. Further, travel expenses declined by $0.1 million in 2020 due to reduced operational activities resulting from COVID-19. These reduced costs were partially offset by an increase of $0.1 million in amortization of amortization of patents.

Interest Income

Interest income increased $172,000, or 226%, to $248,000 for the year ended December 31, 2021, from $76,000 for the year ended December 31, 2020. The increase in interest income was attributable to a short-term investment made during the second quarter of 2021 from the proceeds of Series D and D plus financing, which was matured during the fourth quarter of 2021.

Interest income decreased $0.6 million, or 89%, to $0.1 million for the year ended December 31, 2020, from $0.7 million for the year ended December 31, 2019. The decrease in interest income was primarily attributable to a reduction in our average balance of cash and cash equivalents invested in money market funds, coupled with a decline in market interest rates.

Other (expense) income, net

Other (expense) income, net increased to $0.5 million for the year ended December 31, 2021, which resulted from a $0.8 million gain recorded as a result of forgiveness of the loan received in 2020 under the PPP established pursuant to the CARES Act. Other (expense) income, net for the year ended December 31, 2020 was immaterial.

Other (expense) income decreased $67,000, or 558%, to an expense of $55,000 for the year ended December 31, 2020, from income of $12,000 for the year ended December 31, 2019. The decrease in other (expense) income, net resulted mainly from foreign exchange gains or losses.

Provision for Income Taxes

The provision for income tax expense during the years ended December 31, 2021 and 2020 were immaterial. The effective tax rate was (0.1)% and (0.1)% for years ended December 31, 2021 and 2020, respectively. The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21% was due primarily to the research and development credit and change in valuation allowance. The Company’s valuation allowance balance increased by $7.7 million and $3.4 million for the years ended December 31, 2021 and 2020, respectively.

The Company’s deferred tax assets principally result from U.S. net operating loss carryforwards and research credits. Utilization of these attributes is dependent upon future levels of taxable income and may be subject to annual limitation due to the “change in ownership provisions” under Section 382 of the Internal Revenue Code. Such limitations may result in the expiration of these attributes before their utilization. During the year ended December 31, 2021, the total amount of unrecognized tax benefits increased by $1.4 million.

The decrease in the provision for income taxes of 94%, to $7,000 for the year ended December 31, 2020 from $108,000 for the year ended December 31, 2019, was primarily due to taxes incurred by our foreign subsidiaries in 2019.

Liquidity and Capital Resources

Historically, our principal sources of liquidity have been financing transactions with investors that have provided us with the necessary funds to support our research and development activities. Through December 31, 2021, we have raised approximately $269.9 million of funding through the issuance of shares of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock. As of December 31, 2021, we had cash and cash equivalents and restricted cash of $161.0 million. Our cash equivalents are invested in U.S. Treasury money market funds and short-term mutual funds. In April and May 2021, we entered into the Series D and Series D plus stock purchase agreements with certain investors for gross proceeds of $188.5 million. The proceeds will be used in future research and development activities and which may include the building of manufacturing prototyping lines to facilitate the production of pre-manufacturing batteries by 2024. We have yet to generate any revenue from our business operations, and since inception, we have not achieved profitable operations or positive cash flows from our operations. Our accumulated deficit aggregated $94.3 million as of December 31, 2021 and we expect to incur substantial losses in future periods. As an early-stage growth company in the pre-commercialization stage of development, the net losses we have incurred since inception are consistent with our strategy and budget.

On February 3, 2022, pursuant to the terms of the Business Combination Agreement and in connection with the Closing, Ivanhoe migrated out of the Cayman Islands and domesticated as a Delaware corporation prior to the Closing and changed its name to SES AI Corporation. Further, Amalgamation Sub merged with and into Old SES, with Old SES as the surviving company. As a result, Old SES became a wholly owned subsidiary of New SES. As a result of the Business Combination, the Company raised $326.0 million in gross proceeds, prior to the payment of transaction costs and other amounts, including the contribution of $51.5 million of cash held in Ivanhoe’s trust account from its initial public offering, net of redemption of Ivanhoe Class A common stock held by Ivanhoe’s public stockholders of $224.6 million and $274.5 million PIPE at $10.00 per share of New SES’s Class A common stock.

We plan to finance our operations with a combination of proceeds from the Business Combination, capital from investors, and if required, loans from financial institutions, as well as anticipated future revenue from product sales. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations. We believe that our cash on hand following the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this filing, and also sufficient to fund our operations and our construction of our Pilot Facility and the majority of our Expansion I Facility, as currently contemplated. However, additional funding may be required for a variety of reasons, including, delays in expected development. For more information, see “Information About SES — Certain Company Projected Financial Information” in “Item 1. Business” included in this Current Report.

As a result of the capital-intensive nature of our business, we expect to sustain substantial operating expenses, without generating sufficient revenues, to cover expenditures for a number of years. Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity- related or debt securities or through obtaining credit from financial institutions. These funds are expected to finance our principal sources of liquidity, ongoing costs such as research and development relating to our batteries and the construction of manufacturing facilities, including the creation of the remainder of our Expansion I Facility and all of our Expansion II Facility. For more information, see “Information About SES — Our Growth Strategy” in “Item 1. Business” included in this Current Report.

If we were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing or enter into other arrangements as described above, we believe that our debt-free balance sheet following the Business Combination would enable us to access financing on reasonable terms. However, there can be no assurance that such additional capital would be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations. Furthermore, the cost of debt could be higher than anticipated. There can also be no assurance that positive cash flow from operations can be achieved or sustained.

Cash Flows

The following table provides a summary of our cash flow data for the periods indicated (amounts in thousands):

	Year Ended December 31,
	2021	2020	2019
Net cash used in operating activities	$(29,991)	$(11,009)	$(14,271)
Net cash provided by (used in) investing activities	3,314	(13,273)	(4,609)
Net cash provided by financing activities	184,760	840	1,142

For the Years Ended Years Ended December 31, 2021 and 2020 and 2019

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of payroll, consumables and supplies related to research and development, facilities expense and professional services for general and administrative activities. As we continue to ramp up hiring for research and development headcount to accelerate our engineering efforts, we expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from our operations.

During the year ended December 31, 2021, operating activities used $30.0 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $31.3 million, which included non-cash expenses of $1.7 million related to depreciation and amortization, $0.1 million related to loss on disposal of property and equipment and $4.6 million related to stock-based compensation, as well as a gain of $0.8 million related to the forgiveness of the PPP note payable. The changes in operating assets and liabilities consist of an increase in receivable from related party of $7.9 million mainly attributable to a JDA, an increase of $1.2 million in prepaid expenses and other current assets, an increase of $1.3 million in accounts payable, an increase of $0.9 million in accrued compensation and an increase of $3.3 million in accrued expenses and other liabilities primarily attributable payments received under a JDA.

During the year ended December 31, 2020, operating activities used $11.0 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $13.9 million, including non-cash expenses of $1.7 million related to depreciation and amortization and $0.2 million related to stock-based compensation. The changes in operating assets and liabilities consisted of an increase in prepaid expenses and other assets by $0.3 million mainly attributable to research and development tax credit and VAT tax receivables. This was offset by an increase of $0.6 million in accounts payable due to timing of payments and an increase of $0.7 million in accrued compensation and other liabilities primarily attributable to accrued bonuses.

During the year ended December 31, 2019, operating activities used $14.3 million in cash. The primary factors affecting operating cash flows during this period were a net loss of $14.7 million, including non-cash expenses of $0.9 million related to depreciation and amortization and $0.1 million related to stock-based compensation. The changes in operating assets and liabilities consisted of increase in prepaid expenses and other assets by $0.1 million due to research and development tax credit and VAT tax receivables, a decrease of $0.2 million in accounts payable due to timing of payments, and a decrease of $0.3 million in accrued compensation and other liabilities.

Cash Used in Investing Activities

Our cash flows pertaining to investing activities, to date, have been composed of investments in short-term securities, purchases of property and equipment mainly related to lab machinery and equipment, various lab tools and instruments and patents attributable to lithium salt production and lithium battery management technologies, which were offset by the proceeds from maturities of our short-term investments. We expect the costs to acquire property and equipment to increase substantially in the near future as we build out our manufacturing for our Pilot Facility.

During the year ended December 31, 2021, investing activities provided $3.3 million in cash. The primary factor affecting investing cash flows during this period were proceeds from the short-term investment maturities of $163.1 million, offset by cash used for the purchase of short-term investments of $150.8 million and the purchase of property and equipment of $9.0 million.

During the year ended December 31, 2020, investing activities used $13.3 million in cash. The primary factors affecting investing cash flows during this period were cash used for the purchase of property and equipment of $1.0 million, and the purchases of short-term investments in the amount of $17.5 million, offset by the proceeds from the maturities of short-term investments in the amount of $5.2 million.

During the year ended December 31, 2019, investing activities used $4.6 million in cash. The primary factors affecting investing cash flows during this period were purchases of property and equipment of $2.7 million and the purchases of patents in the amount of $1.9 million.

Cash Provided by Financing Activities

Our cash flows pertaining to financing activities, to date, have been composed of financing transactions with investors that have provided us with the necessary funds to support our research and development activities, amounts received from employees upon exercise of stock options and funding received from the PPP loan. Through December 31, 2021, we have raised funding through the issuance of shares of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock.

During the year ended December 31, 2021, financing activities provided $184.8 million in cash primarily attributable to the cash received from the sale of Series D and Series D plus redeemable convertible preferred stock, net of issuance costs, in the amount of $187.9 million, offset by payment of deferred offering costs of $3.3 million.

During the year ended December 31, 2020, financing activities provided $0.8 million in cash due to funding received from the PPP loan. The PPP loan, including related interest, was forgiven in 2021.

During the year ended December 31, 2019, financing activities provided $1.1 million in cash primarily attributable to the cash received from the sale of Series C plus redeemable convertible preferred stock, net of issuance costs.

Debt

In April 2020, we applied for and received $0.8 million in the PPP loan. We received full forgiveness of all our debt under the terms of the program in February 2021 and recorded a gain of $0.8 million in other income in our consolidated statement of operations and comprehensive loss for the year ended December 31, 2021. As of the date of this filing, we have no debt obligations outstanding.

Contractual Obligations and Commitments

The following table summarizes our material contractual obligations for cash expenditures as of December 31, 2021, and the years in which these obligations are due:

	Payments Due by Period
		Less than	1-5	More than
	Total	1 Year	Years	5 Years
	(in thousands)
Contractual Obligations:
Purchase Obligations	6,108	5,976	132	—

Off-Balance Sheet Arrangements

The Company is not party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. In the preparation of these consolidated financial statements, we are required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods.

We consider an accounting estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this Current Report. We consider the following to be our critical accounting estimates as described below.

Stock-Based Compensation

We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•

Expected Term— The expected term represents the period that our stock-based awards are expected to be outstanding. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. The Company historically has been a private company and lacks sufficient historical exercise data.

•	Expected Volatility—As our common stock is not publicly traded, the expected volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—We have never paid any cash dividends on common stock and do not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected term of the award.

Common Stock Valuations

The grant date fair value of our common stock was determined by our board of directors with the assistance of management and a third-party valuation specialist. Given its pre-revenue stage of development, our management believed that an Option Pricing Model (“OPM”) was the most appropriate method for allocating enterprise value to determine the estimated fair value of common stock prior to the Business Combination. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Following the Business Combination, we (as New SES) will be an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of Parent’s IPO (December 31, 2027), (b) the last date of our fiscal year in which our total annual gross revenues are at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements for the years ended December 31, 2021 and 2020 for more information about recent accounting pronouncements, the timing of their adoption, and their potential impact on our financial condition and its results of operations and cash flows.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in our financial instruments and our financial positions represents the potential loss arising from adverse changes in interest rates. As of December 31, 2021 and 2020, we had cash and cash equivalents of $160.5 million and $14.7 million, respectively, consisting of U.S. Treasury money market funds and short-term mutual funds ..Due to the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

The functional currency of our parent and all its subsidiaries is the U.S. dollar, except for our subsidiaries in China and Korea, which has RMB and KRW, respectively, as its functional currency, reflecting its principal operating economic environment. We expect to be exposed to both currency transaction remeasurement and translation risk. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although we may do so in the future.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.